SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (August 25, 2008)

MercadoLibre, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33647	98-0212790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Tronador 4890, 8th Floor

Buenos Aries, C1430DNN, Argentina

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: 011-54-11-5352-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On August 25, 2008, MercadoLibre, Inc. (the “Company”) entered into a stock purchase agreement and an asset purchase agreement (collectively, the “Agreements”) for the acquisition of online trading platforms in Argentina (www.deremate.com.ar), Chile (www.deremate.cl), Mexico (www.dereto.com.mx) and Colombia (www.dereto.com.co). The following is a summary of the terms of the Agreements. This summary is qualified in its entirety by the actual terms of the Agreements, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated by reference herein. The Company cannot assure you that it will complete the transactions contemplated by either of the Agreements on the terms described below, or at all.

The Company entered into the stock purchase agreement with Hispanoamerican Educational Investments BV, a corporation organized under the laws of Holland (“HEI”), S.A. La Nación, a company organized under the laws of Argentina (“SALN” and together with HEI, the “Sellers”), DeRemate.com de Argentina S.A., a company organized under the laws of Argentina (“DR Argentina”), DeRemate.com Chile S.A., a company organized under the laws of Chile (“DR Chile”), Interactivos y Digitales México S.A. de C.V., a company organized under the laws of Mexico (“ID Mexico”) and Compañía de Negocios Interactiva de Colombia E.U., a company organized under the laws of Colombia (“CNI Colombia” and together with DR Argentina, DR Chile, ID Mexico and CNI Columbia, the “Acquired Entities”). Pursuant to the stock purchase agreement, the Company has agreed to acquire from the Sellers 100% of the issued and outstanding shares of capital stock of the Acquired Entities.

The aggregate purchase price to be paid by the Company to the Sellers for the shares of capital stock of the Acquired Entities is $37.6 million. At the closing of the transactions contemplated by the stock purchase agreement, the Company will pay the Sellers $19.6 million in cash. In addition, the Company has agreed to issue to the Sellers promissory notes having an aggregate principal amount of $18.0 million, subject to set-off rights in favor of the Company for working capital adjustments, indemnification obligations of the Sellers and liabilities relating to the assumption of certain contracts by the Company. The promissory notes would be executed at closing, have a one-year term, bear interest at 12-month LIBOR plus 1.5% for the first four months, 2.0% for the second four months and 2.5% for the third four months and would be permitted to be prepaid by the Company without penalty.

The Company entered into the asset purchase agreement with Intangible Assets LLC, a Delaware limited liability company (“IA”), each of the Sellers, DeRemate.com USA, Inc., a Delaware corporation (“DR USA”), and Emprendimientos Veta, S.A., a company organized under the laws of Argentina (“EVSA”). IA is an affiliate of the Sellers and owns certain URLs, domain names, trademarks, databases and intellectual property rights that are used or useful in connection with the online transaction platforms and/or payment platforms of the Acquired Entities. The aggregate purchase price to be paid by the Company to IA pursuant to the asset purchase agreement is $2.4 million in cash. The set-off rights in favor of the Company for indemnification obligations of the Sellers under the stock purchase agreement also secure the indemnification obligations of IA under the asset purchase agreement.

The Agreements contain customary representations, warranties and covenants, including, among others, a grant to the Company of an exclusive right to consummate the transactions contemplated by the stock purchase agreement until the closing of the transactions contemplated thereby or the termination of the stock purchase agreement in accordance with its terms. The Sellers and certain of their affiliates also have agreed to enter into certain non-compete agreements with the Company. The closing of the transactions contemplated by the Agreements is subject to various closing conditions, including, among other things, the continued accuracy at the closing of the representations and warranties made by the Sellers in the stock purchase agreement and by the Sellers, IA, DR USA and EVSA in the asset purchase agreement.

Item 9.01.	Exhibits and Financial Statements.

d.	Exhibits:

10.1	Stock Purchase Agreement, dated August 25, 2008, by and among Hammer.com, LLC, MercadoLibre, Inc., Hispanoamerican Educational Investments BV, S.A. La Nación, DeRemate.com de Argentina S.A., DeRemate.com Chile S.A., Interactivos y Digitales México S.A. de C.V. and Compañía de Negocios Interactiva de Colombia E.U.

10.2	Asset Purchase Agreement, dated August 25, 2008, by and among Hispanoamerican Educational Investments BV, S.A. La Nación, Intangible Assets LLC, Emprendimientos Veta, S.A., DeRemate.com USA, Inc., MercadoLibre, Inc. and Hammer.com, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCADOLIBRE, INC. (Registrant)

Date: August 26, 2008	By:	/s/ Nicolás Szekasy
Nicolás Szekasy
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Stock Purchase Agreement, dated August 25, 2008, by and among Hammer.com, LLC, MercadoLibre, Inc., Hispanoamerican Educational Investments BV, S.A. La Nación, DeRemate.com de Argentina S.A., DeRemate.com Chile S.A., Interactivos y Digitales México S.A. de C.V. and Compañía de Negocios Interactiva de Colombia E.U.

10.2	Asset Purchase Agreement, dated August 25, 2008, by and among Hispanoamerican Educational Investments BV, S.A. La Nación, Intangible Assets LLC, Emprendimientos Veta, S.A., DeRemate.com USA, Inc., MercadoLibre, Inc. and Hammer.com, LLC.